UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 29, 2014

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24955 Interstate 45 North

The Woodlands, Texas 77380

(Address of principal executive offices)

Registrant’s telephone number, including area code: (281) 367-1983

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On July 29, 2014, Compressco Partners, L.P., a Delaware limited partnership (the “Partnership”) and a consolidated subsidiary of TETRA Technologies, Inc. (“TETRA”), Compressco Finance Inc., a Delaware corporation and indirect wholly owned subsidiary of the Partnership (“Compressco Finance” and, together with the Partnership, the “Issuers”), and the guarantors named therein (the “Guarantors” and, together with the Issuers, the “Obligors”), entered into the Purchase Agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the initial purchasers named therein (collectively, the “Initial Purchasers”) related to the issuance and sale by the Issuers to the Initial Purchasers of $350 million aggregate principal amount of the Issuers’ 7.25% Senior Notes due 2022 (the “Notes”) in a private offering (the “Offering”) exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). TETRA is not a party to the Purchase Agreement and is not an Obligor with respect to the Notes.

The Issuers closed the Offering on August 4, 2014. Their obligations under the Notes are jointly and severally, and fully and unconditionally, guaranteed on a senior unsecured basis initially by each of the Partnership’s domestic restricted subsidiaries (other than Compressco Finance) that guarantee the Partnership’s other indebtedness. The Notes and the subsidiary guarantees thereof (together, the “Securities”) were issued pursuant to an indenture described below under “Indenture.”

The Initial Purchasers intend to resell the Securities (i) to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act (“Rule 144A”), in private sales exempt from registration under the Securities Act in accordance with Rule 144A, and (ii) to investors other than U.S. persons, pursuant to offers and sales that occur outside the United States in accordance with Regulation S under the Securities Act. The offer and sale of the Securities have not been registered under the Securities Act or applicable state securities laws, and the Securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The Purchase Agreement contains customary representations and warranties of the parties thereto and indemnification and contribution provisions under which the Obligors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, pursuant to the Purchase Agreement, upon closing of the Offering, the Obligors entered into the Registration Rights Agreement (defined below) pursuant to which they agreed to conduct a registered exchange offer to exchange the Securities for similar securities that are free of transfer restrictions under the Securities Act, or otherwise register the resale of the Securities under the Securities Act. The Registration Rights Agreement is further described below under “Registration Rights Agreement.”

The Partnership used the net proceeds of the Offering of approximately $334.8 million (after deducting estimated fees and offering expenses) to fund a portion of the $825.0 million cash purchase price for the acquisition (the “CSI Acquisition”) of all of the issued and outstanding capital stock of Compressor Systems, Inc., a Delaware corporation (“CSI”), to pay certain acquisition expenses and to repay a portion of outstanding borrowings under the Partnership’s existing credit facility.

Pursuant to the Purchase Agreement, CSI and any domestic subsidiaries of CSI required to guarantee the Notes pursuant to the indenture governing the Notes were joined as parties to the Purchase Agreement pursuant to a purchase agreement joinder, dated August 4, 2014 (the “Joinder Agreement”).

The description set forth above is qualified in its entirety by reference to the Purchase Agreement and the Joinder Agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, hereto and are incorporated herein by reference.

Indenture

The Obligors issued the Securities pursuant to the Indenture dated as of August 4, 2014 (the “Indenture”) by and among the Obligors and U.S. Bank National Association, as trustee (the “Trustee”). The Notes accrue interest at a rate of 7.25% per annum. Interest on the Notes is payable semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2015. The Notes are scheduled to mature on August 15, 2022.

On and after August 15, 2017, the Partnership may on one or more occasions redeem the notes, in whole or in part, upon not less than 30-days’ nor more than 60-days’ prior notice, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and liquidated damages thereon, if any, to the applicable redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on August 15 of the years indicated below:

Date	Price
2017	105.438%
2018	103.625%
2019	101.813%
2020 and thereafter	100.000%

In addition, any time or from time to time before August 15, 2017, the Partnership may redeem all or a part of the Notes at a redemption price equal to the Make-Whole Price, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. “Make-Whole Price” with respect to any Notes to be redeemed, means an amount equal to the greater of: (1) 100% of the principal amount of such Notes, and (2) the sum of the present values of (a) the redemption price of such Notes at August 15, 2017 (as set forth above) and (b) the remaining scheduled payments of interest from the redemption date to August 15, 2017 (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Indenture) plus 50 basis points; plus, in the case of both (1) and (2), accrued and unpaid interest and liquidated damages on such Notes, if any, to the redemption date.

Prior to August 15, 2017, the Partnership may on one or more occasions redeem up to 35% of the principal amount of the Notes with an amount of cash not greater than the amount of the net cash proceeds from one or more equity offerings at a redemption price equal to 107.250% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, as long as (a) at least 65% of the aggregate principal amount of the Notes originally issued on the issue date (excluding notes held by the Partnership and its subsidiaries) remains outstanding after each such redemption; and (b) the redemption occurs within 180 days after the date of the closing of the equity offering.

If the Partnership experiences certain kinds of changes of control, each holder of the Notes will be entitled to require the Partnership to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder’s Notes pursuant to an offer on the terms set forth in the Indenture. The Partnership will offer to make a cash payment equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest and liquidated damages, if any, on the Notes repurchased to the date of repurchase, subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

The Indenture contains customary covenants restricting the Partnership’s ability and the ability of its restricted subsidiaries to: (i) pay dividends and make certain distributions, investments and other restricted payments; (ii) incur additional indebtedness or issue certain preferred shares; (iii) create certain liens; (iv) sell assets; (v) merge, consolidate, sell or otherwise dispose of all or substantially all of its assets; (vi) enter into transactions with affiliates; and (vii) designate its subsidiaries as unrestricted subsidiaries under the Indenture. These covenants are subject to a number of important limitations and exceptions, including certain provisions permitting the Partnership, subject to the satisfaction of certain conditions, to transfer assets to certain of its unrestricted subsidiaries. Moreover, if the Notes receive an investment grade rating from at least two rating agencies and no default has occurred and is continuing under the Indenture, many of the restrictive covenants in the Indenture will be terminated. The Indenture also contains customary events of default and acceleration provisions relating to such events of default, which provide that upon an event of default under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare all amounts owing under the Notes to be due and payable.

The description set forth above is qualified in its entirety by reference to the Indenture (including the forms of Global Notes attached as exhibits thereto), a copy of which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Registration Rights Agreement

In connection with the Offering of the Notes, the Obligors entered into the Registration Rights Agreement dated as of August 4, 2014 (the “Registration Rights Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the Initial Purchasers, obligating the Obligors to use commercially reasonable efforts to file a registration statement with the Securities and Exchange Commission (the “SEC”) registering an exchange offer by the Obligors that would allow holders of the Securities to exchange their restricted Securities for registered freely tradable notes having substantially the same terms as the Securities and evidencing the same indebtedness as the restricted Securities. Under certain circumstances, in lieu of a registered exchange offer, the Obligors must use commercially reasonable efforts to file a shelf registration statement for the resale of the Securities. If, among other things, such exchange offer registration statement is not declared effective by the SEC on or prior to 365 days after the closing of the Offering, or the exchange offer has not been consummated within 30 business days following the expiration of the 365-day period following the closing of the Offering to have an exchange offer registration statement declared effective by the SEC, the Obligors will be required to pay to the holders of the Notes liquidated damages in an amount equal to 0.25% per annum on the principal amount of the Notes held by such holder during the 90-day period immediately following the occurrence of such registration default, and if such registration default is not cured, such amount of liquidated damages shall increase by 0.25% per annum at the end of such 90-day period, such that the maximum amount of liquidated damages for all registration defaults would be one-half of one percent (0.5%) per annum.

The description set forth above is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.

New Credit Agreement

On August 4, 2014, the Partnership and Compressco Partners Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of the Partnership (“Compressco Sub”), as borrowers, entered into a Credit Agreement (the “New Credit Agreement”) with the lenders from time to time party thereto (the “Lenders”), Bank of America, N.A., in its capacity as administrative agent, collateral agent, letter of credit issuer and swing line issuer, and the other parties thereto. All of the Partnership’s obligations under the New Credit Agreement will be guaranteed by all of its existing and future domestic subsidiaries (other than domestic subsidiaries that are wholly owned by foreign subsidiaries). The New Credit Agreement will include a maximum credit commitment of $400.0 million available for letters of credit (with a sublimit to be determined) and swingline loans (with a sublimit of $60.0 million). Such maximum credit commitment may be increased by $150.0 million in accordance with the terms and conditions of the New Credit Agreement. After giving effect to the initial borrowings under the New Credit Agreement and the other transactions on the closing of the CSI Acquisition, total borrowings under the New Credit Agreement shall be no more than $250.0 million and the remaining availability may not be less than $150.0 million.

The Partnership may borrow funds under the New Credit Agreement to fund, in part, the CSI Acquisition and related acquisition expenses, to pay fees and expenses incurred in connection with the CSI Acquisition or the Offering or the Partnership’s entry into the New Credit Agreement, to repay in full all borrowings outstanding under its existing credit facility, for the Partnership’s working capital needs and for general partnership purposes. So long as the Partnership is not in default, at the option of the board of directors of Compressco Partners GP Inc., a Delaware corporation and the Partnership’s sole general partner (the “General Partner”), the Partnership may also borrow funds under the New Credit Agreement to fund its quarterly distributions (provided that, after giving effect to such distributions, the Partnership will be in compliance with the financial covenants of the New Credit Agreement). TETRA is not party to the New Credit Agreement and has no obligations with respect to the indebtedness thereunder.

The maturity date of the New Credit Agreement is August 4, 2019.

Borrowings under the New Credit Agreement will bear interest at a rate per annum equal to, at the option of the Partnership, either (i) London InterBank Offered Rate (“LIBOR”) (adjusted to reflect any required bank reserves) for an interest period equal to one, two, three or six months (as selected by the Partnership, subject to availability) plus a leverage-based margin or (ii) a base rate plus a leverage-based margin; such base rate shall be determined by reference to the highest of (a) the prime rate of interest announced from time to time by Bank of America, N.A., (b) the Federal Funds (as defined in the New Credit Agreement) rate plus 0.50% per annum and (c) LIBOR (adjusted to reflect any required bank reserves) for a one-month interest period on such day plus 1.00% per annum. Initially, from August 4, 2014 until the delivery of the financial statements for the year ended December 31, 2014, LIBOR-based loans will have an applicable margin of 2.75% per annum and base-rate loans will have an applicable margin of 1.75% per annum; thereafter, the applicable margin will range between 1.75% and 2.50% per annum for LIBOR-based loans and 0.75% and 1.50% per annum for base-rate loans, according to consolidated total leverage ratio when financial statements are delivered. In addition to paying interest on outstanding principal under the New Credit Agreement, the Partnership will be required to pay a commitment fee in respect of the unutilized commitments thereunder, initially at the rate of 0.50% per annum until the delivery of the financial statements for the year ended December 31, 2014 and thereafter at the applicable rate ranging from 0.375% to 0.50% per annum, paid quarterly in arrears based on the Partnership’s consolidated total leverage ratio. The Partnership will also be required to pay a customary letter of credit fee equal to the applicable margin on revolving credit LIBOR loans and fronting fees.

The New Credit Agreement will require the Partnership to maintain (i) a minimum consolidated interest coverage ratio (ratio of consolidated EBITDA to consolidated interest charges) of 3.0 to 1.0, (ii) a maximum consolidated total leverage ratio (ratio of consolidated total indebtedness to consolidated EBITDA) of 5.5 to 1.0 (with step downs to 5.0 to 1.0), and (iii) a maximum consolidated secured leverage ratio (consolidated secured indebtedness to consolidated EBITDA) of 4.0 to 1.0, in each case, as of the last day of any fiscal quarter, calculated on a trailing four-quarters basis. In addition, the New Credit Agreement will include customary negative covenants that, among other things, may limit the ability of the Partnership to incur additional debt, incur or permit certain liens to exist, or make certain loans, investments, acquisitions or other restricted payments. The New Credit Agreement provides that the Partnership may make distributions to holders of its common and subordinated units, so long as there is no default under the New Credit Agreement.

All obligations under the New Credit Agreement and the guarantees of those obligations are secured, subject to certain exceptions, by a first-lien security interest in substantially all of the Partnership’s assets and the assets of its existing and future domestic subsidiaries, and all of the capital stock of the Partnership’s existing and future subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the voting stock of first-tier foreign subsidiaries).

Certain of the lenders under the New Credit Agreement and their affiliates have in the past provided, and may from time to time in the future provide, commercial banking, financial advisory, investment banking and other services to the Partnership and TETRA. They have received, and may receive in the future, customary fees and commissions for these transactions.

The description set forth above is qualified in its entirety by reference to the New Credit Agreement, a copy of which is filed as Exhibit 10.3 hereto and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On August 4, 2014, in connection with its entry into the New Credit Agreement, the Partnership repaid all outstanding borrowings and obligations under its existing credit facility, and terminated this credit facility.

Item 2.01	Completion of Acquisition or Disposition of Assets

As previously disclosed in Item 1.01 of the Partnership’s Current Report on Form 8-K filed on July 21, 2014, Compressco Sub entered into a Stock Purchase Agreement with Warren Equipment Company, a Delaware corporation, on July 20, 2014, for the CSI Acquisition. On August 4, 2014, Compressco Sub completed the CSI Acquisition and, as of the closing of the CSI Acquisition, CSI and its subsidiaries became indirect wholly owned subsidiaries of the Partnership.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Issuance of Notes

The information set forth under the headings “Purchase Agreement,” “Indenture” and “Registration Rights Agreement” in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03 hereof.

Credit Agreement

The information set forth under the heading “New Credit Agreement” in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03 hereof.

Item 7.01	Regulation FD Disclosure.

On August 4, 2014, TETRA issued a press release announcing the closing of the CSI Acquisition, as disclosed in Item 2.01 hereof. A copy of this press release is furnished as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)-(b) Financial statements of businesses acquired; Pro forma financial information.

Pursuant to Item 9.01(a)(4) and Item 9.01(b)(2) of Form 8-K, TETRA will amend this filing not later than 71 calendar days after August 8, 2014, to file the financial statements required by Rule 3-05(b) of Regulation S-X and Article 11 of Regulation S-X.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of August 4, 2014, by and among Compressco Partners, L.P., Compressco Finance Inc., the Guarantors party thereto and U.S. Bank National Association, as Trustee.

4.2	Registration Rights Agreement, dated as of August 4, 2014, by and among Compressco Partners, L.P., Compressco Finance Inc., the Guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the Initial Purchasers named therein.

10.1	Purchase Agreement, dated as of July 29, 2014, by and among Compressco Partners, L.P., Compressco Finance Inc., the Guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the Initial Purchasers named therein.

10.2	Purchase Agreement Joinder, dated as of August 4, 2014, by and among the Guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representative of the Initial Purchasers named therein.

10.3	Credit Agreement, dated as of August 4, 2014, by and among Compressco Partners, L.P., Compressco Partners Sub, Inc., the lenders from time to time party thereto, Bank of America, N.A., in its capacity as administrative agent for the lenders and collateral agent, and the other parties thereto.

99.1	Press Release dated August 4, 2014, announcing the closing of the CSI Acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

Date: August 4, 2014	By:	/s/ Bass C. Wallace
Bass C. Wallace
Sr. Vice President & General Counsel

EXHIBIT INDEX

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of August 4, 2014, by and among Compressco Partners, L.P., Compressco Finance Inc., the Guarantors party thereto and U.S. Bank National Association, as Trustee.

4.2	Registration Rights Agreement, dated as of August 4, 2014, by and among Compressco Partners, L.P., Compressco Finance Inc., the Guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the Initial Purchasers named therein.

10.1	Purchase Agreement, dated as of July 29, 2014, by and among Compressco Partners, L.P., Compressco Finance Inc., the Guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the Initial Purchasers named therein.

10.2	Purchase Agreement Joinder, dated as of August 4, 2014, by and among the Guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representative of the Initial Purchasers named therein.

10.3	Credit Agreement, dated as of August 4, 2014, by and among Compressco Partners, L.P., Compressco Partners Sub, Inc., the lenders from time to time party thereto, Bank of America, N.A., in its capacity as administrative agent for the lenders and collateral agent, and the other parties thereto.

99.1	Press Release dated August 4, 2014, announcing the closing of the CSI Acquisition.